Exhibit 4.11
TRIVAGO N.V. 2016 OMNIBUS INCENTIVE PLAN

STOCK OPTION SUMMARY OF AWARD

trivago N.V., a Dutch public limited company (the “Company”), pursuant to its 2016 Omnibus Incentive Plan, as amended from time to time (the “Plan”), hereby grants to the individual listed below (the “Participant”) an option to subscribe for the number of Shares set forth below (the “Stock Option”). The Stock Option is subject to the terms and conditions set forth in this Stock Option Summary of Award (this “Summary of Award”), the Stock Option Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, each of which is incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Summary of Award and the Agreement.

Participant:
Grant Date:
Number of Shares Subject to Stock Options and Exercise Price Per Share:	Up to [] Shares with an Exercise Price of $1.50 per Share (the “$1.50 Options”) and up to [] Shares with an Exercise Price of €0.06 per Share (the “€0.06 Options”) (collectively, the “Option Shares”).
Expiration Date:	The seventh anniversary of the Grant Date.

Time-Based Stock Options:	[] $1.50 Options and [] €0.06 Options shall vest on each of the first, second and third anniversaries of the Grant Date (the “Time-Based Stock Options”).
Performance Stock Options:
Up to [] $1.50 Options and up to [] €0.06 Options (the “Performance Stock Options”) shall vest on the fourth anniversary of the Grant Date. The number of the Performance Stock Options that vest shall be calculated on the basis of the following performance condition (the “Performance Condition”), where the base award equals up to [] $1.50 Options and [] €0.06 Options (the “Base Award”):
If on the Measurement Date, the Adjusted Share Price:
(a)is less than $2.50, then a number of Performance Stock Options equaling 25% of the Base Award shall vest;
(b)equals or exceeds $2.50, but is less than $3.50, then a number of Performance Stock Options equaling 50% of the Base Award shall vest;
(c)equals or exceeds $3.50, but is less than $4.50, then a number of Performance Stock Options equaling 75% of the Base Award shall vest;
(d)equals or exceeds $4.50, then a number of Performance Stock Options equaling 100% of the Base Award shall vest; and
(e)equals or exceeds $5.50, then a number of the Performance Stock Options equaling 125% of the Base Award shall vest.
For purposes hereof, the following terms shall have the following meanings:
“Adjusted Closing Price” means the volume-weighted average price per Share, using the closing Share price and daily volume for either the six or twelve-month period ending on (and including) the Measurement Date, whichever is higher, as reported by, or based on data reported by, Bloomberg Financial Markets or an equivalent, reliable service as determined by the Supervisory Board, as adjusted to eliminate the effect of any stock split, stock dividend, reverse stock split, consolidation or similar corporate action during the Performance Period in relation to the Shares in a manner determined by the Supervisory Board.
“Adjusted Share Price” shall mean the sum of (a) the Adjusted Closing Price on the Measurement Date and (b) the aggregate value of any dividends or distributions (whether paid in cash or securities, property or other assets (other than Shares)) on the Shares during the Performance Period (with the value of any non-cash dividends or distributions being determined by the Supervisory Board).
“Measurement Date” means the last day of the Performance Period, or if such date does not fall on a Trading Day, the immediately preceding Trading Day.
“Performance Period” means the period beginning on the Grant Date and ending on the fourth anniversary thereof.
“Trading Day” means a day on which Shares are traded on the Nasdaq Stock Market (or any successor thereof) or any other internationally recognized stock exchange as determined by the Supervisory Board.

By Participant’s signature below, Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and the Summary of Award. Participant has reviewed the Agreement, the Plan and the Summary of Award in their entirety, has had an opportunity to obtain the advice of counsel prior to executing the Agreement and the Summary of Award and fully understands all provisions of the Summary of Award, the Agreement and the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Supervisory Board and the Committee upon any questions arising under the Plan, the Summary of Award or the Agreement. Participant shall not take part in any decision of the Supervisory Board and the Committee related to any Stock Option granted to Participant.

TRIVAGO N.V.	PARTICIPANT

By:	By:
Name:	Name:
Title:
Date:	Date:

EXHIBIT A
TO STOCK OPTION SUMMARY OF AWARD
STOCK OPTION AGREEMENT
THIS STOCK OPTION AGREEMENT, including any special terms and conditions for the Participant’s country set forth in the Appendix of Foreign Country Provisions attached hereto (the “Appendix” and, together, this “Agreement”), dated as of the Grant Date, by and between trivago N.V., a Dutch public limited company (naamloze vennootschap) (the “Company”), and the undersigned employee, officer or Director of the Company, Affiliate or Subsidiary (the “Participant”).
All capitalized terms used herein, to the extent not defined, shall have the meanings set forth in the Company’s 2016 Omnibus Incentive Plan (as amended from time to time, the “Plan”). Reference is made to the Summary of Award to which this Agreement is attached (the “Summary of Award”), and the Appendix.
1.Award, Vesting and Exercise of the Stock Option
(a)Subject to the terms and conditions of this Agreement and the Plan, the Company hereby grants to the Participant an option to subscribe for Shares pursuant to Section 5 of the Plan (the “Stock Option”). The Summary of Award sets forth the number of Shares covered by the Stock Option, the per share exercise price of the Stock Option, the Grant Date of the Stock Option, the vesting schedule applicable to the Time-Based Stock Option and the Performance Stock Option, and the Performance Condition to which the Performance Stock Option is subject (among other information). The Stock Option shall be a non-qualified stock option. Unless earlier terminated pursuant to the terms of this Agreement or the Plan, the Stock Option shall expire on the seventh year anniversary of the Grant Date.
(b)Subject to the terms and conditions of this Agreement and the Plan, and the Participant’s continuous employment by the Company or one of its Subsidiaries, Affiliates or divisions, or the Participant’s continuous provision of services to the Company or one of its Subsidiaries, Affiliates or divisions, through a date on which vesting occurs (each such date being a “Vesting Event” and, together, such period, the “Vesting Period”), the Stock Option shall vest and be exercisable in accordance with the terms outlined in the Summary of Award and this Agreement.
(c)Subject to Paragraph 2(b) and Paragraph 3, as soon as practicable following the end of the Performance Period, the Committee will determine the extent to which the Performance Condition has been satisfied and notify the Participant of the extent to which the Performance Stock Option has vested and is exercisable (the “Notification Date”) (or procure that the Participant is so notified).
(d)If the Performance Stock Option becomes exercisable in respect of some, but not all, of the Performance Stock Option which could be issued upon the exercise of the Stock Option, such portion of the Performance Stock Option shall lapse.
(e)Notwithstanding the foregoing, the Company shall be entitled to delay issuance of the Shares issuable to the Participant upon exercise of the Stock Option until the Company or the agent selected by the Company to manage the Plan under which the Stock Option has been issued (the “Agent”) has received from the Participant such duly executed forms as may be required by applicable tax authorities in order for the Company to properly report any taxable income associated with the exercise of the Stock Option.
(f)The granting of Stock Options shall in particular reward the Participant’s performance towards the Company or one of its Subsidiaries, Affiliates or divisions. Against this background, if during the Vesting Period the employment, office or other service relationship of the Participant with the Company or any of its Subsidiaries, Affiliates or divisions is “dormant” for any period of time exceeding 126 continuous calendar days, (any such period a “Dormancy Period”), the dates of any subsequent Vesting Events shall be respectively postponed and the Vesting Period extended by the number of days of such, or each such, Dormancy Period. Any resulting postponement of any Vesting Event shall not result in a corresponding extension of the Performance Period. If a Vesting Event is postponed such that one or more Vesting Events occur after the end of the Performance Period then the Performance Stock Option cannot be exercised until the Performance Share Option vests (if at all) in accordance with the Summary of Award. The employment, office or other service relationship of the Participant with the Company or any of its Subsidiaries, Affiliates or divisions is “dormant” within the meaning of this Agreement if (i) the obligation for the Participant to provide work or services towards the Company or any of its Subsidiaries, Affiliates or divisions and, cumulatively, (ii) the obligation for the Company or any of its Subsidiaries, Affiliates or divisions, as the case may be, to pay a remuneration to the Participant, are suspended or otherwise temporarily lifted (e.g., in the case of a sabbatical or parental leave), whereas any subsidies or contributions paid to the Participant by the Company or one of its Subsidiaries, Affiliates or divisions during any statutory maternity protection period shall not be regarded as remuneration under this clause. Any period of the Participant’s incapacity to work/provide services to the Company or any of its Subsidiaries, Affiliates or divisions due to an illness of the relevant Participant shall not be considered a Dormancy Period, provided that it does not fall in a Dormancy Period occurring for other reasons (i.e., any Dormancy Period shall remain unaffected by any incapacity to work/provide services during the relevant Dormancy Period).
2.Termination of Employment
(a)If the Participant ceases to be an employee of, or to provide services to, the Company or any Affiliate, Subsidiary or division for any reason, the Participant shall not be entitled by way of compensation for loss of office or otherwise howsoever to any sum or other benefit to compensate the Participant for the loss of any rights under this Agreement or the Plan.
(b)Subject to Paragraph 3, and notwithstanding any terms or conditions of the Plan to the contrary, in the event of the Participant’s Termination of Employment (whether or not in breach of local labor laws), the Stock Option will cease to vest and any unvested portion will be forfeited effective as of the date of Termination of Employment; furthermore, in the event of Termination of Employment (whether or not in breach of local labor laws), the Participant’s right to exercise the Stock Option after Termination of Employment, if any, will terminate and become null and void on the earliest of the date that is (i) seven years after the Grant Date, (ii) six months after the date of Termination of Employment (if the Termination of Employment is for any reason other than death, Disability or for Cause), (iii) one year after the date of Termination of Employment if the termination is by reason of the Participant's death or Disability, or (iv) five Business Days after the date of Termination of Employment if the Participant's termination is for Cause The Committee shall have the exclusive discretion to determine when the Participant is no longer actively employed for the purposes of his or her Stock Option. The Committee shall have the exclusive discretion to determine whether there has been any interruption or Termination of Employment. For the purposes of this agreement, “Business Day” shall mean a day on which banks are open for business in Frankfurt am Main.
(c)In the event the Participant exercises any portion of the Stock Option within two years prior to the Participant’s Termination of Employment for Cause, or within two years prior to any event or circumstance that would have been grounds for a Termination of Employment for Cause, the Participant agrees that the Company shall be entitled to recover from the Participant, at any time within two years following such exercise, and the Participant shall pay to the Company on demand, an amount equal to the excess of (i) the aggregate Fair Market Value of the Shares subject to such exercise on the date of exercise over (ii) the aggregate exercise price of the Shares subject to such exercise (the “Repayment”). The Company shall comply with any statutory limitation of seizure when making such demand and shall not demand amounts that statutorily are not subject to seizure. The amount of the Repayment shall be reduced by 1/24 per month of continued employment with the Company since the exercise of the relevant portion of the Stock Option.
(d)For purposes of this Agreement, employment with the Company shall include employment with the Company’s Affiliates (excluding IAC/InterActiveCorp and its subsidiaries) and its successors.
3.Change of Control
(a)Subject to Section 3(c) of the Plan, and notwithstanding any other provision of this Agreement to the contrary, the following shall apply upon the Participant’s Termination of Employment, during the two-year period following a Change in Control (as defined below), for a Qualified Termination Reason (as defined below):
(i)if, during the 12-month period commencing on the Grant Date, both a Change of Control and subsequent to such Change of Control, Participant’s Termination of Employment for a Qualified Termination Reason occurs, then the amount of the Stock Option that would have vested and become exercisable at the end of first anniversary of the Grant Date shall vest and become exercisable in a manner consistent with the terms of the Summary of Award; and
(ii)if a Change of Control occurs after the date that is 12 months following the Grant Date and during the two-year period commencing on (and including) the date of such Change of Control, Participant’s Termination of Employment for a Qualified Termination Reason occurs, then the amount of the Stock Option that will vest and become exercisable will equal the sum of (A) a pro rata amount of the outstanding Stock Option based on the number of completed months between the Grant Date and the date of Participant’s Termination of Employment and (B) 50% of the amount of the Stock Option that does not vest and become exercisable pursuant to subclause (A), provided that, for the avoidance of doubt, in accordance with the Summary of Award, the amount of the Performance Stock Option that actually vests and becomes exercisable will be conditioned on, and calculated on the basis of, the attainment of the Performance Condition.
(iii)If a Change of Control occurs prior to the Measurement Date with respect to the Performance Stock Options, the Adjusted Share Price shall equal the price per Share paid as consideration in connection with such Change of Control, provided that if the consideration in such Change of Control does not consist of cash (either in whole or in part), then for purposes of determining the Adjusted Share Price, the value of such non-cash consideration shall be determined by the Supervisory Board in accordance with Section 3(c) of the Plan.
(b)The Stock Option (or portion thereof) which vests and becomes exercisable pursuant to Paragraph 3(a) above shall remain exercisable until the later of (i) the last date on which the Stock Option would be exercisable in the absence of this Paragraph 3 and (ii) the earlier of (A) the first anniversary of such Change in Control and (B) expiration of the Term of the Stock Option.
(c)For the purposes of this Paragraph 3:
(i)"Change in Control" shall mean any of the following events:
(aa)The acquisition by any individual entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of equity securities of the Company representing more than 50% of the voting power of the then outstanding equity securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided , however, that for purposes of this sub-paragraph (aa), the following acquisitions shall not constitute a Change in Control: (A) any acquisition by the Company, (B) any acquisition directly from the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Company controlled by the Company, or (D) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of sub-paragraph (cc); or
(ab)Individuals who, as of the Grant Date, constituted the Supervisory Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Supervisory Board; provided, however that any individual who became a director subsequent to the Grant Date, whose election, or nomination for election by the Company’s stockholders, was approved by a majority of the directors then comprising the Incumbent Board or by shareholders who hold, as of the date hereof, a majority of the voting power of the Company, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Supervisory Board; or
(ac)Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the purchase of assets or stock of another entity (a “Business Combination ”), in each case, unless immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 50% of the then outstanding combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or equivalent governing body, if applicable) of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Voting Securities, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) will beneficially own, directly or indirectly, more than a majority of the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership of the Company existed prior to the Business Combination and (C) at least a majority of the members of the board of directors (or equivalent governing body, if applicable) of the entity resulting from such Business Combination will have been members of the Incumbent Board at the time of the initial agreement, or action of the board, providing for such Business Combination; or
(ad)Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company; and
(i)“Qualified Termination Reason" shall mean, without the Participant’s prior written consent:
(aa)a material reduction in the Participant’s rate of total compensation from the rate of total compensation in effect for such Participant immediately prior to the Change in Control; or
(ab)a relocation of the Participant’s principal place of employment more than 50 kilometers outside of Düsseldorf; or
(ac)a reduction in the Participant's title, duties or reporting responsibilities or level of responsibilities from those in effect immediately prior to the Change in Control; or
(ad)the Company's material breach of any material provision of applicable equity compensation agreements.
In order to invoke a Termination of Employment for a Qualified Termination Reason for any reason, the Participant shall provide written notice to the Company of the existence of one or more of the conditions described in sub-paragraphs (aa) through (dd) within 90 days following the Participant’s knowledge of the initial existence of such condition or conditions, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. If the Company fails to remedy the condition constituting a Qualified Termination Reason during the Cure Period, the Participant must terminate employment, if at all, within 90 days following the Cure Period in order for such Termination of Employment to constitute a Termination of Employment for a Qualified Termination Reason.
4.Non-Transferability of the Stock Option
Except as otherwise provided in Section 5(h) of the Plan or as determined by the Committee, the Stock Option is not transferable except by will or by laws of descent and distribution.
5.Rights as a Shareholder
(a)Except as otherwise specifically provided in this Agreement, the Participant shall not be entitled to any rights of a shareholder prior to the issue of Shares upon the exercise of the Stock Option.
(b)Dividends and distributions other than regular quarterly cash dividends, if any, may result in an adjustment pursuant to Paragraph 6, rather than under this Paragraph 5.
6.Adjustment in the Event of Change in Share Capital and Delisting
(a)Upon the occurrence of certain events relating to the Shares contemplated by Section 3(c) of the Plan, the Committee shall make adjustments in accordance with such Section.

(b)If the Company's shareholders are notified of a resolution to approve the delisting of the Company's Shares on NASDAQ (or where the delisting of the Shares is to be effected by another method) without the Shares then being, or to be, listed on another Applicable Exchange, the Committee shall make such adjustments to the number and kind of Option Shares to be delivered in respect of the Stock Option as it shall consider appropriate.
7.Taxes and Withholding
(a)Regardless of any action the Company or, if different, the Participant’s employer (“Employer”) takes with respect to any or all income tax, social insurance, fringe benefit tax, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by him or her and/or triggered by the award, the vesting, the exercise of or otherwise in connection with the Stock Option is and remains the Participant’s responsibility and that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Option, including the grant, vesting and exercise of the Stock Option, or the sale of the Shares issued at exercise of the Stock Option; and (2) do not commit to structure the terms of the Stock Option or any aspect of the Stock Option to reduce or eliminate the Participant’s liability for Tax-Related Items.
(b)If the Company, Subsidiary, Affiliate or division, or Employer, is required to withhold any Tax-Related Items as a result of the award of the Stock Option, including at exercise of the Stock Option, the Participant shall pay or make adequate arrangements satisfactory to the Company, Subsidiary, Affiliate or division, or Employer, to satisfy all withholding and payment on account obligations of the Company, Subsidiary, Affiliate or division. The obligations of the Company under this Agreement shall be conditioned on compliance by the Participant with this Paragraph.
(c)The Participant authorizes the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by the Participant from his or her wages or other cash compensation paid to the Participant by the Company or Employer. The Company is not authorized to and consequently shall not withhold any amounts that statutorily are not subject to seizure. Alternatively, or in addition, if permissible under local law or regulation, the Company may withhold (1) from proceeds of the sale of Shares acquired upon exercise of the Stock Option either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent), or (2) in Shares to be issued upon exercise of the Stock Option, provided, however, that if the Participant is a Section 16 officer of the Company under the Exchange Act, then the Company will from proceeds of the sale of Shares upon the relevant tax withholding event, unless the use of such withholding method is problematic under applicable tax or securities law or has materially adverse accounting consequences, in which case, the obligation for Tax- Related Items may be satisfied by withholding from the Participant’s wages or cash compensation.
(d)Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case the Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the unexercised Stock Option, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.
(e)Finally, the Participant will pay to the Company or Employer any amount of Tax-Related Items that the Company or Employer may be required to withhold as a result of the Participant’s participation in the Plan or the Participant’s Stock Option that cannot be satisfied by the means previously described. The Company may refuse to deliver the Option Shares if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items as described in this Paragraph.
8.Other Restrictions
(a)The Participant acknowledges that the Participant is subject to the Company’s policies regarding compliance with securities laws, including but not limited to its Securities Trading Policy (as in effect from time to time and any successor policies), and, pursuant to these policies, the Participant may be prohibited from selling Shares issued upon the exercise of the Stock Option other than during an open trading window. The Participant further acknowledges that, in its discretion, the Company may prohibit the Participant from selling such Shares even during an open trading window if the Company has concerns over the potential for violating securities laws.
9.Nature of Award
In accepting the award of the Stock Option, the Participant acknowledges that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement;
(b)the award of the Stock Option is voluntary and occasional and does not create any contractual or other right for the Participant or any other person to receive future grants of stock options, or benefits in lieu of stock options or other Awards, even if stock options or other Awards have been awarded in the past;
(c)all decisions with respect to future awards of stock options or other Awards, if any, will be at the sole discretion of the Company and its corporate bodies and the committees thereof;
(d)the Participant’s participation in the Plan will not (i) create any right to continue in the employ, office or service of the Company or any Subsidiary,
(e)Affiliate, or division or the Employer; (ii) create any inference as to the length of employment, office or service of the Participant; or (iii) affect the right of the Company or any Subsidiary, Affiliate, or division or the Employer to terminate the employment, office or service of the Participant at any time, with or without Cause.
(f)the Participant is voluntarily participating in the Plan;
(g)the award of the Stock Option is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company, Subsidiary, Affiliate, or division or the Employer, and such award is outside the scope of the Participant’s employment or service contract, if any;
(h)the Stock Option is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, Subsidiary, Affiliate, or division, or the Employer;
(i)in the event that the Participant is not an employee of the Company, Subsidiary, Affiliate, or division, the award of the Stock Option will not be interpreted to form an employment contract or relationship with the Company, Subsidiary, Affiliate, or division; and furthermore, the award of the Stock Option will not be interpreted to form an employment contract with the Employer, the Company, Subsidiary, Affiliate, or division;
(j)in consideration of the award of the Stock Option, no claim or entitlement to compensation or damages shall arise from termination of the Stock Option or diminution in value of the Stock Option resulting from the Participant’s Termination of Employment by the Company, Subsidiary, Affiliate, division or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and the Participant irrevocably releases the Company, Subsidiary, Affiliate or division and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting this Agreement, the Participant will be deemed irrevocably to have waived his or her entitlement to pursue such claim; and,
(k)the future value of the Shares is unknown and cannot be predicted with certainty.
10.Notices
All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by facsimile, overnight courier or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Participant: at the last known address on record at the Company.
If to the Company:

trivago N.V.
Kesselstraße 5 – 7, 40221 Düsseldorf, Germany
Attention: Ryan Citlau, Legal
Facsimile: +49 (0) 211 540 65 115
or to such other address or facsimile number as any party shall have furnished to the other in writing in accordance with this Paragraph 10. Notice and communications shall be effective when actually received by the addressee. Notwithstanding the foregoing, the Participant consents to electronic delivery of documents required to be delivered by the Company under the securities laws.
11.Effect of Agreement
Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company.
12.Laws Applicable to Construction; Consent to Jurisdiction
The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the Netherlands without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the Netherlands. In addition to the terms and conditions set forth in this Agreement, the Stock Option is subject to the terms and conditions of the Plan, which are hereby incorporated by reference.
Any and all disputes arising under or out of this Agreement, including without limitation any issues involving the enforcement or interpretation of any of the provisions of this Agreement, shall be resolved by the commencement of an appropriate action in the state or federal courts located within Amsterdam, which shall be the exclusive jurisdiction for the resolution of any such disputes. The Participant hereby agrees and consents to the personal jurisdiction of said courts over the Participant for purposes of the resolution of any and all such disputes.
13.Severability
The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
14.Conflicts and Interpretation
Applicable terms of the Plan are expressly incorporated by reference into this Agreement. In the event of any conflict between this Agreement and the Plan, the Plan shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan.
In the event of any (x) conflict between any information posted on any stock plan administration portal used by the Company to manage Awards and the Summary of Award, this Agreement, the Plan and/or the books and records of the Company or (y) ambiguity in any information posted on the any such stock plan administration portal, then the Summary of Award, this Agreement, the Plan and/or the books and records of the Company, as applicable, shall control.
15.Amendment
The Company may modify, amend or waive the terms of the Stock Option, prospectively or retroactively, but no such modification, amendment or waiver shall impair the rights of the Participant without his or her consent, except as required by applicable law, NASDAQ or stock exchange rules, tax rules or accounting rules. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.
16.Headings
The headings of paragraphs herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.
17.Data Privacy

(a)The Processing of any Personal Data shall be carried out in compliance with any applicable Data Protection Legislation.
(b)For the purposes of this Paragraph 17:
(i)“Processing” has the meaning set out in the applicable Data Protection Legislation;
(ii)“Data Protection Legislation” means any law, statute, declaration, decree, directive, legislative enactment, order, ordinance, regulation, rule or other binding provision or restriction (as amended, consolidated or re-enacted from time to time) in any jurisdiction which relates to the protection of individuals with regards to the Processing of Personal Data, including Regulation EU 2016/679 of the European Parliament and of the Council of 27 April 2016 and any related code of practice or guidance published from time to time; and
(iii)“Personal Data” has the meaning set out in the applicable Data Protection Legislation.
18.Language
If the Participant has received this Agreement and/or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version in any way, the English version will control.
19.Electronic Delivery and Acceptance
(a)The Company may, in its sole discretion, decide to deliver any documents related to the award of the Stock Option and participation in the Plan or future options that may be awarded under the Plan by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Agent or Company or another third party designated by the Company.
(b)Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Participant (including through an online acceptance process managed by the Agent or Company or another third party designated by the Company) shall constitute execution of the Agreement by the Participant.
20.Imposition of Other Requirements
The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Stock Option and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
21.Section 409A
This Stock Option is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Plan, the Summary of Award or this Agreement, if at any time the Committee determines that this Stock Option (or any portion thereof) may be subject to Section 409A, the Committee shall have the right in its sole discretion (without any obligation to do so or to indemnify the Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Summary of Award or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate for this Stock Option either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.
22.Entire Agreement
The Plan, the Summary of Award and this Agreement (including any Appendix hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.
23.Limitations Applicable to Section 16 Persons

Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Stock Option, the Summary of Award and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
24.Not a Contract of Employment
Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue to serve as an employee or other service provider of the Company, any Affiliate or any Subsidiary or division or shall interfere with or restrict in any way the rights of the Company, its Affiliates and its Subsidiaries and divisions, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company, the Affiliate or a Subsidiary or division and the Participant.
[Signature Page Follows.]

IN WITNESS WHEREOF, the Company’s duly authorized representative and the Participant have each executed this Agreement.

TRIVAGO N.V.

Name:
Title:

PARTICIPANT

TRIVAGO N.V. 2016 OMNIBUS INCENTIVE PLAN
APPENDIX
STOCK OPTION AGREEMENT
APPENDIX OF FOREIGN COUNTRY PROVISIONS
Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan and/or the Stock Option Agreement to which this Appendix is attached.
Terms and Conditions
This Appendix includes additional terms and conditions that govern the Stock Option granted to the Participant under the Plan if the Participant resides and/or works in one of the countries listed below.
If the Participant is a citizen or resident of a country other than the one in which he or she is currently working and/or residing, transfers to another country after the Grant Date or is considered a resident of another country for local law purposes, the Company shall, in its discretion, determine the extent to which the special terms and conditions contained herein shall be applicable to the Participant.
Notifications
This Appendix also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to the Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of April 20, 2020. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information noted herein as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date by the time the Participant exercises the Stock Option or sells the Shares acquired under the Plan.
In addition, the information contained in this Appendix is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of any particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the applicable laws in his or her country may apply to his or her situation.
Finally, the Participant understands that if he or she is a citizen or resident of a country other than the one in which he or she is currently residing and/or working, transfers to another country after the Grant Date, or is considered a resident of another country for local law purposes, the notifications contained herein may not be applicable to the Participant in the same manner.
GERMANY
Notifications
Exchange Control Notification. Cross-border payments in excess of €12,500 (including transactions made in connection with the sale of securities) must be reported monthly to the German Federal Bank (Bundesbank). If the Participant is a German resident and receives a payment in excess of this amount in connection with participation in the Plan, the Participant must report the payment to Bundesbank electronically using the “General Statistics Reporting Portal” (“Allgemeines Meldeportal Statistik”) available via the Bundesbank website (www.bundesbank.de).